Securities and Exchange Commission
Washington, D.C. 20549

We are the independent registered public accounting firm for Win or Lose Acquisition Corporation and are in the process of completing our audit of their financial statements as of and for the year ended December 31, 2005. We will be unable to issue our opinion before the filing due date of the Form 10-KSB as we are waiting for certain audit confirmation documentation and the related financial reporting information in order to complete our audit.

MICHAEL F. CRONIN, CPA

Rochester, New York
March 29, 2006